Exhibit 99.1

FOR IMMEDIATE RELEASE
Forrester Research Reports 15 Percent Revenue Increase For Second Quarter
CAMBRIDGE, Mass., July 25, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that its second quarter total revenues were $55.2 million, an increase of 15 percent from last year’s second quarter. First half of 2007 revenues totaled $102.6 million, an increase of 16 percent from the first half of 2006. Forrester also reported that it ended the quarter with cash and marketable securities of $233 million, up from $228 million at the end of the first quarter.
Because of the previously announced ongoing investigation into its stock option granting practices and the need to restate historical financial statements, Forrester is not in a position to provide, on either a GAAP or pro forma basis, operating expense, operating income, net income or earnings per share information on a historical basis or as part of a business outlook pending the completion of the restatement process. Based on the findings to date, Forrester expects to record a cumulative adjustment to non-cash stock-based compensation expense of $45-50 million, with most of the charge relating to years prior to 2003. The company does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions.
Forrester Names New Chief Financial Officer
Forrester today announced the appointment of Michael A. Doyle as chief financial officer and Treasurer, effective September 24, 2007. Doyle is currently chief financial officer of EasyLink Services Corporation, a publicly traded global telecommunications messaging provider. EasyLink has announced plans to merge with Internet Commerce Corporation, a transaction that is expected to close next month.
Doyle has nearly 30 years of financial, strategic, and marketing experience at major companies including: CFO at Dun and Bradstreet, North America; financial management positions at Cendant Corporation, Allied Signal, PepsiCo, and Continental Can; as well as marketing and strategy positions at Cendant and PepsiCo. Doyle holds an M.B.A. from New York University and a B.B.A in finance from the University of Notre Dame.
“We are very pleased to have found such a highly qualified financial executive in Michael Doyle,” said George F. Colony, Forrester’s chairman of the board, chief executive officer, and acting chief financial officer. “In addition to his extensive professional experience, Michael has held senior positions in both marketing management and strategic planning — both valuable perspectives as we continue to execute our role-based strategy.”
Paul Burmeister, who has been serving as senior finance advisor to the CEO since January, will remain with Forrester through an orderly transition.
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Forrester Selected Second-Quarter Fiscal 2007 Information / Page 2
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 24 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events and peer-to-peer executive programs. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for 2007 and the potential for adjustments to financial results previously reported. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual activities and results to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual activities and results to differ include, among others, the outcome of the pending review of Forrester’s stock option practices and the anticipated restatement of financial statements for prior periods, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Phyllis Paparazzo	Karyl Levinson
Director, Investor Relations	Vice President, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617.613.6234	+1 617.613.6262
ppaparazzo@forrester.com	press@forrester.com
© 2007, Forrester Research, Inc. All rights reserved.